RAICH ENDE & MALTER CO. LLP
CERTIFIED PUBLIC ACCOUNTANTS

330 Fifth Avenue
Suite 1300
New York, New York 10001
212.686.2224
212.481.3274 (fax)

90 Merrick Avenue
East Meadow, New York 11554
516.228.9000
516.228.9122 (fax)
cpa@rem-co.com

1375 Broadway
New York, New York 10018
212.944.4433
212.944.5404 (fax)

July 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Commissioners:

We have read the statements made by Integrated Surgical Systems, Inc., as they relate to Raich Ende Malter & Co. LLP, which were filed with the Commission pursuant to Item 4.01, Changes in Registrant's Certifying Accountants, of Form 8-K, as part of the Company's Current Report on Form 8-K dated July 15, 2008. We agree with the statements in Item 4.01 of such Form 8-K in regard to our firm.

Very truly yours,

Raich Ende Malter + Co. LLP

Raich Ende Malter & Co. LLP

Independent Registered Public Accounting Firm